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                                                                     EXHIBIT 4.3


                                 LOAN AGREEMENT

                                    Between

PIONEER DRILLING CO., LTD.            and               THE FROST NATIONAL BANK
9310 Broadway, Building 1                               100 W. Houston Street
San Antonio, Texas 78217                                San Antonio, Texas 78205

                                 March 30, 2001

         THIS LOAN AGREEMENT (the "Loan Agreement") will serve to set forth the terms of the financing transactions by and between PIONEER DRILLING CO., LTD., a Texas limited partnership ("Borrower"), and THE FROST NATIONAL BANK, a national banking association ("Lender"):

         1. Credit Facilities. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Lender hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the "Credit Facilities"):

                  (a) Advance Facility. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a non-revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, an aggregate amount not to exceed $12,000,000.00 in multiple advances, as may be requested by Borrower from time to time (the "Advance Facility"). Borrower shall not be allowed to reborrow under the Advance Facility after a repayment. All sums advanced under the Advance Facility shall be used for the purchase of drilling rigs. Lender's obligation to make advances under the Advance Facility shall also be subject to the following additional conditions precedent:

         1. Advances on the Advance Facility shall be for the purpose of (i) financing the purchase of four (4) drilling rigs from Mustang Drilling, Ltd., and two (2) drilling rigs which have been ordered by the Borrower from IRI, and (ii) general working capital (in an amount not to exceed $500,000.00 of the total sums funded).

         2. Borrower will provide evidence of successful completion of a subordinated debt financing of not less than $9,000,000.00 (the "Subordinated Debt"), which upon the approval of a majority of the holders of common stock of South Texas Drilling & Exploration, Inc., a Texas corporation (hereinafter, "South Texas Drilling") , shall be converted into common stock of South Texas Drilling, which conversion shall occur within ninety (90) days after the shareholder approval described above. Borrower shall provide Lender with executed copies of the Subordination Agreement attached as Exhibit A, signed by the holder of the note or notes evidencing the Subordinated Debt.


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         3. Prior to the initial advance hereunder, Lender shall have received and approved in its sole discretion an original Letter of Credit in the amount of $6,000,000.00, showing Lender as Beneficiary and in all respects satisfactory to Lender in its sole discretion.

         4. No advances in excess of $6,000,000.00 shall be made unless and until Lender shall have received first and prior security interests in all drilling rigs previously purchased or refinanced with the proceeds of the Loan and unless Lender shall, simultaneously with such advance in excess of $6,000,000.00, receive a first and prior security interest in each drilling rig purchased with such advance(s).

         5. Borrower shall have paid to Lender the following Facility Fees on the dates shown below:

                  (a) An Origination Fee (payable upon execution of this Loan Agreement) in the amount of $30,000.00; and

                  (b) A Facility Maintenance Fee in amount equal to .25% of the principal balance of the Facility outstanding on September 30, 2001, payable on October 1, 2001.

All advances under the Credit Facilities shall be collectively called the "Loans". Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Lender.

         2. Promissory Notes. The Loans shall be evidenced by one or more promissory notes or an Application (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and payable to the order of Lender, in form and substance acceptable to Lender. Interest on the Notes shall accrue at the rate set forth therein. The principal of and interest on the Notes shall be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

         3. Collateral. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Borrower shall grant, and hereby grants, to Lender, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

         The equipment, fixtures and inventory (if any) consisting of the following drilling rigs and related equipment:

                  (a) the Drilling Rigs and related equipment designated by Borrower as Rigs 3 (formerly known as No. 17) (National 110-UE), 5 (Gardner-Denver 500), 6 (Skytop Brewster DH-14610), 9, (Wiess W-45), 10 (formerly known as No. 4) (Skytop Brewster N-46), 11 (Skytop Brewster N-46), 12 (formerly known as No. 1) (Cabot 900), 14 (Skytop Brewster N-46), 15 (formerly known as No. 2) (Cabot 750) all as more particularly described on Exhibit A attached hereto and incorporated herein; and


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                  (b) the Drilling Rigs and related equipment designated by
         Borrower as Rigs 17 (Ideco H-725), 18 (Brewster N-75), 19 (Brewster N-75) and 20 (BDW 800). In addition, at such time that the Borrower receives title to the Rigs designated as Rigs 7 (IRI 1700 E) and 8(IRI 1700 E), such rigs shall also be included as Collateral;

         together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

The term "Collateral" shall also include all records and data relating to any of the foregoing (including, without limitation, any computer software on which such records and data may be located). Borrower agrees to execute such security agreements, assignments, deeds of trust and other agreements and documents as Lender shall deem appropriate and otherwise require from time to time to more fully create and perfect Lender's lien and security interests in the Collateral.

         4. Intentionally Omitted.

         5. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an advance under the Credit Facilities further represents and warrants, to Lender as follows:

                  (a) Existence. Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

                  (b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by Bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

                  (c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under
         (A) any provision of its partnership agreement, any provision of the articles or certificate of incorporation or bylaws of Borrower's general or limited partner, or any agreement or other instrument binding upon Borrower, its general or limited partner, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

                  (d) Financial Condition. Each financial statement of Borrower supplied to the Lender truly discloses and fairly presents Borrower's financial condition as of the date of each such statement. There has been no material adverse change in such financial


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         condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Lender.

                  (e) Litigation. Except as set forth in the Securities and Exchange Commission filings of South Texas Drilling, copies of which have been made available to the Lender, there are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

                  (f) Taxes; Governmental Charges. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

         6. Conditions Precedent to Advances. Lender's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Lender's receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

         7. Affirmative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

                  (a) Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

                  (b) Right of Inspection. Permit Lender to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times.

                  (c) Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's financial condition and business operations as Lender may request from time to time.


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                  (d) Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply in all material respects with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

                  (e) Taxes. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

                  (f) Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation and other insurance deemed necessary or otherwise required by Lender.

                  (g) Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

                  (h) Notice of Litigation. Promptly after the commencement thereof, notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

                  (i) Notice of Material Adverse Change. Promptly inform Lender of (i) any and all material adverse changes in Borrower's financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

                  (j) Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

         8. Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, neither Borrower nor South Texas Drilling will , without the prior written consent of Lender:


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                  (a) Nature of Business. Make any material change in the nature of its business as carried on as of the date hereof.

                  (b) Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.

                  (c) Sale of Assets. Sell, transfer or otherwise dispose of (1) any of the Collateral, or (2) any of its assets or property, other than any asset of property valued not more than $500,000.00 and disposed of in the ordinary course of business.

                  (d) Liens. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness owing to Lender, (ii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which such entity has established adequate reserves, (iii) liens and security interests existing as of the date hereof which have been disclosed to and approved by Lender in writing, and (iv) liens or encumbrances securing indebtedness which would not otherwise violate the terms of this Loan Agreement.

                  (e) Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings from lenders other than Lender, except that during the term of the Loan, Borrower shall be permitted to incur or have outstanding indebtedness to other lenders provided that the aggregate principal balance of all such debt outstanding at any time shall not exceed $5,000,000.00 (exclusive of the subordinated debt described in 1(a)2. above) and (iii) the subordinated debt described in 1.(a)2. above (whether or not such subordinated debt is prohibited by other currently existing agreements between Lender and South Texas Drilling or Borrower).

                  (f) Transfer of Ownership. Permit the sale, pledge or other transfer of any of the ownership interests in Borrower (except at described in 1. (a)2. above).

                  (g) Change in Management. Permit a change in the senior management of South Texas Drilling (as used herein, "a change in senior management" shall mean that Michael E. Little shall have ceased to hold the titles of Chairman and Chief Executive Officer or William Stacey Locke shall have ceased to hold the titles of Chief Financial Officer and President); provided, however, should Michael E. Little or William Stacey Locke die, become disabled or be terminated for cause (an "Involuntary Change of Management"), Borrower shall not be in default hereunder if and only if South Texas Drilling shall (i) immediately, but in no event more than thirty days following such Involuntary Change of Management, name a replacement reasonably acceptable to Lender to exercise the duties and hold the office(s) and positions held by Michael E. Little and William Stacey Locke on an interim basis; and
         (ii) as soon as practical, but in no event more than (270) days following such Involuntary Change of Management, name a replacement acceptable to Lender in it reasonable discretion to exercise the duties and hold the office(s) and positions held by Michael E. Little and William Stacey Locke.


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                  (h) Loans. Make any loans to any person or entity, other than, in the loans made in the ordinary course of business to entities affiliated with Borrower or South Texas Drilling and not exceeding $250,000.00 principal outstanding to all borrowers in the aggregate at any time.

                  (i) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower or South Texas Drilling, except in the ordinary course of and pursuant to the reasonable requirements of the business of either of them and upon fair and reasonable terms no less favorable to Borrower and/or South Texas Drilling as the case may be than would be obtained in a comparable arm's-length transaction with a person or entity not an Affiliate of Borrower or South Texas Drilling. As used herein, the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

                  (j) Distributions. Borrower agrees not to declare or pay any distributions on any of Borrower's partnership interests, make any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any of Borrower's partnership interests, or make any other distribution, sale, transfer or lease of any of Borrower's assets other than in the ordinary course of business, unless any such amounts are directly utilized for the payment of principal or interest on indebtedness and obligations owing from time to time by Borrower to Lender. The above notwithstanding, the Borrower may make distributions with respect to Borrower's partnership interests, for the purposes of (i) providing funds to pay taxes (including federal income taxes and franchise taxes) of the partners of Borrower attributable to ownership of an interest in Borrower, (ii) providing operating capital to South Texas Drilling in an amount not exceeding $250,000.00 distributed in any one fiscal year, and (iii) providing sufficient funds for the retirement of term bank debt owed by South Texas Drilling to American Bank.

                  (k) Dividends. South Texas Drilling agrees not to declare or pay any dividends on any shares of its capital stock, make any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of it capital stock, or make any other distribution, sale, transfer or lease of any of it assets other than in the ordinary course of business, unless any such amounts are directly utilized for the payment of principal or interest on indebtedness and obligations owing from time to time by it to Lender and other than Preferred Dividends which South Texas Drilling is contractually obligated to pay pursuant to agreements in existence on the date hereof.

         9. Financial Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will maintain the following financial covenants (on a consolidated basis with South Texas Drilling):


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                  (a) LEVERAGE RATIO. Beginning with the fiscal year ending on
         March 31, 2002, Borrower will maintain, a Leverage Ratio not to exceed
         3.0 to 1.0, to be tested annually during the term of Loan. Defined as:

                                Funded Bank Debt
           -----------------------------------------------------------
           Net Income + Interest + Taxes + Depreciation + Amortization

         As used herein, "Funded Bank Debt" shall mean: all outstanding principal due to Lender and other non-equity lenders.

         Compliance with the foregoing covenant shall begin with the fiscal year ending on March 31, 2002 notwithstanding the terms of any Loan Agreement previously executed between Lender and Borrower or South Texas Drilling.

                  (b) CASH FLOW COVERAGE RATIO. Beginning with the fiscal year ending on March 31, 2002, Borrower will maintain, as of the end of each fiscal year, a cash flow coverage ratio of not less than 1.25 to 1.0--defined as:

         Net Income + Interest + Taxes + Depreciation + Amortization -
           Distributions or Dividends-Maintenance Capital Expenditures
           -----------------------------------------------------------
              Current Portion of Long-Term Debt + Interest Expense

         As used herein, "Maintenance Capital Expenditures" shall mean: Amounts actually paid for the routine maintenance of the equipment serving as collateral for the Loans to the extent such maintenance is required to keep that equipment in operating condition.

         Compliance with the foregoing covenant shall begin with the fiscal year ending on March 31, 2002 notwithstanding the terms of any Loan Agreement previously executed between Lender and Borrower or South Texas Drilling.

                  (c) DEBT TO WORTH RATIO. Borrower will maintain, at all times, to be tested quarterly on the last day of each fiscal quarter of Borrower, a ratio of (a) total liabilities (excluding any Subordinated
         Debt), to (b) Tangible Net Worth of not greater than 1.75 to 1.0.

         As used herein, the term "Tangible Net Worth" means, as of any date, Borrower's total assets excluding all intangible assets, less total liabilities excluding any Subordinated Debt. As used herein, the term "Subordinated Debt" means any indebtedness owing by Borrower which has been subordinated by written agreement to all indebtedness now or hereafter owing by Borrower to Lender, such agreement to be in form and substance acceptable to Lender.

         10. Reporting Requirements. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender (all on a consolidated basis with South Texas Drilling):


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                  (a) Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each month of each fiscal year of Borrower, (i) a balance sheet, income statement and statement of cash flows of Borrower as of the end of such fiscal month;
         (ii) an accounts receivable aging report; (iii) a Borrowing Base Certificate; and (iv) a Rig Schedule/Utilization Report; each in form and substance and in reasonable detail satisfactory to Lender and duly certified (as to item (i), subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower and/or Chief Accounting Officer (A) as being true and correct in all material aspects to the best of his or her knowledge and (B) (as to item (i) only), as having been prepared in accordance with generally accepted accounting principles, consistently applied.

                  (b) Quarterly Statements. Within sixty (60) days after the end of each quarter of each fiscal year of Borrower, a copy of the 10-Q Report of South Texas Drilling, as filed with the Securities Exchange Commission.

                  (c) Annual Reporting. As soon as available and in any event within one hundred twenty days (120) days after the end of each fiscal year of Borrower, (i) a copy of the 10-K Report of South Texas Drilling , as filed with the Securities Exchange Commission, together with (ii) a certificate signed by the President and/or Chief Financial Officer of Borrower and/or Chief Accounting Officer, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

         11. Events of Default. Each of the following shall constitute an "Event of Default" under this Loan Agreement:

                  (a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations owing to Lender by Borrower from time to time, from time to time, which default remains uncured for a period of ten (10) days after notice to Borrowers from Lender, given in accordance with the terms hereof.

                  (b) The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents and the failure of Borrower or any Obligated Party to cure such default within 30 days after written notice from Lender specifying such default, provided that if such default or violation is susceptible of being remedied, but such remedy can not reasonably be accomplished within the initial 30-day cure period, no Event of Default shall be deemed to have occurred so long as Borrower or the appropriate Obligated Party is diligently pursuing such remedy and is successful in curing the default or violation to the reasonable satisfaction of Lender within such additional period of time as may be necessary to effect the remedy, not to exceed in any event an additional 60 days following the end of the initial cure period.


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                  (c) The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Lender and Borrower after the giving of any required notice and expiration of any applicable cure period.

                  (d) Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect.

                  (e) The occurrence of any event which permits the acceleration of the maturity of any indebtedness in excess of $100,000.00 owing by Borrower to any third party under any agreement or understanding and such default continues after the giving of written notice to Borrower and the passage of the cure period specified in (b) above.

                  (f) If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) falls to pay within thirty (30) days any final money judgment against such party.

                  (g) If Borrower or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity (provided that an Event of Default shall not occur upon the merger or consolidation of Credit Suisse) or, if Borrower or any Obligated Party is an individual, the death or legal incapacity of any such individual.

                  (h) The entry of any judgment against Borrower or the issuance or entry of any attachment or other lien against any of the property of Borrower for an amount in excess of $500,000.00, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than


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Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Notes.

         12. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Lender may, at its option, cease further advances under any of the Notes. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

         13. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

         14. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

         15. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

         16. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by


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notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

         17. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Lender's address set forth on the first page hereof is located.

         18. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

         19. Expense. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Lender's rights upon the occurrence of Event of Default.

         20. Participation of the Loans. Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower to each prospective purchaser.

         21. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

         22. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

         23. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine ("fax"), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

         If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.


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


                         NOTICE TO COMPLY WITH STATE LAW

         For the purpose of this Notice, the term "WRITTEN AGREEMENT" shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

         THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:                                    LENDER:

PIONEER DRILLING CO., LTD.,                  THE FROST NATIONAL BANK
a Texas limited.  partnership                a national banking association



By:  SOTEX Exploration Company, a            By:  /s/ Wm. Casey Shaeffer
     Texas corporation, General Partner         -----------------------------
                                             Printed Name: Wm. Casey Shaeffer
                                             Title: Asst. Vice President

         By: /s/ Michael E. Little
             -----------------------------
         Printed Name: Michael E. Little
         Title: Chairman CEO


SOUTH TEXAS DRILLING & EXPLORATION, INC., a Texas corporation (executing for purposes of joining in certain specific provisions, as noted above)



By: /s/Michael E. Little
   ---------------------------------------
Printed Name: Michael E. Little
Title: Chairman CEO


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